                                   KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
                                         COMPUTATION OF EARNINGS PER SHARE
                                           THREE MONTHS ENDED SEPTEMBER 30,


                                                    (UNAUDITED)

                                                           1996                               1995
                                                -----------------------------       --------------------------
Net income, three months ended March 31, . . .                    $13,521,000                       $8,418,000

Dividends declared on common stock:
  Class A -- $0.2575 and $0.2275 per share . .                     (1,873,000)                      (1,656,000)
  Class B -- $0.26 and $0.23 per share . . . .                     (3,514,000)                      (3,146,000)
                                                                   (5,387,000)                      (4,802,000)

Undistributed Earnings . . . . . . . . . . . .                    $ 8,134,000                       $3,616,000

Average number of shares outstanding . . . . .                    20,795,245                        20,972,043

Undistributed earnings divided
by average number
of shares outstanding  . . . . . . . . . . . .                    $.3911                            $.1724


                                                Class A           Class B           Class A         Class B

Undistributed earnings per share . . . . . . .  $.3911            $.3911            $.1724          $.1724
Assumed distribution of earnings . . . . . . .   .2575             .2600             .2275           .2300
  Earnings per share . . . . . . . . . . . . .  $.6486            $.6511            $.3999          $.4024

  Rounded. . . . . . . . . . . . . . . . . . .  $  .65            $  .65            $  .40          $  .40
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                                                           PartI-Exhibit(11)